Exhibit 99.1

Ariad Announces Submission of New Drug Application for Ponatinib to the U.S. Food and Drug Administration

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 30, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the submission of a New Drug Application (NDA) for its investigational BCR-ABL inhibitor, ponatinib, to the U.S. Food and Drug Administration (FDA). ARIAD is seeking U.S. marketing approval of ponatinib in patients with resistant or intolerant chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). The Company is seeking accelerated approval for ponatinib by the FDA and has requested a priority review of the application.

“The NDA submission for ponatinib is a major achievement for ARIAD and brings us another step closer to making ponatinib available to patients with CML and Ph+ ALL. We are ahead of schedule in the submission of our NDA to the FDA and have taken advantage of the rolling submission process, at the Agency’s request, to submit essentially a complete file early in the third quarter,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “If approved, we believe that ponatinib will become an important new medicine for CML and Ph+ ALL patients who have become resistant or intolerant to prior tyrosine kinase inhibitor therapy.”

ARIAD’s NDA is a rolling submission that includes all sections of the application and will be completed by the addition of a final subset of routine chemistry, manufacturing, and controls (CMC) data that the Company plans to submit to the FDA later in the third quarter. The FDA has communicated to ARIAD that it intends to begin immediate, comprehensive review of the NDA based on today’s rolling submission. ARIAD anticipates approval and commercial launch of ponatinib in the U.S. in the first quarter of 2013.

Results from the ongoing Phase 2 PACE trial of ponatinib reported in June at this year’s annual meeting of the American Society of Clinical Oncology showed that 54 percent of chronic-phase CML patients who were resistant or intolerant to tyrosine kinase inhibitor therapy in the trial, including 70 percent of patients who have a T315I mutation, achieved a major cytogenetic response (MCyR) – the primary endpoint of the PACE trial. Thirty percent of these same patients achieved a major molecular response (MMR). MMR is the primary endpoint of ARIAD’s Phase 3 EPIC trial comparing ponatinib to imatinib that is now underway in newly diagnosed chronic-phase CML patients.

ARIAD’s diagnostic collaborator, MolecularMD Corp., also submitted today a Premarket Approval (PMA) application to the FDA to support commercialization of a companion diagnostic test to identify those CML and Ph+ ALL patients who have the T315I mutation of BCR-ABL.

ARIAD also plans to submit, on schedule, a marketing authorization application (MAA) for ponatinib to the European Medicines Agency (EMA) this quarter.

About Ponatinib

Internally discovered at ARIAD, ponatinib is an investigational BCR-ABL inhibitor that also selectively inhibits certain other tyrosine kinases in preclinical studies, including FLT3, RET, KIT, and the members of the FGFR and PDGFR families of kinases.

The primary target for ponatinib is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Ponatinib was designed using ARIAD’s computational and structure-based drug design platform to inhibit the activity of BCR-ABL with very high potency and broad specificity. Ponatinib targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment with existing tyrosine kinase inhibitors, including the T315I mutation for which no effective therapy currently exists.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase or blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. Because both of these diseases express the BCR-ABL protein, this would render them potentially susceptible to treatment with ponatinib.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant or difficult-to-treat cancers, including chronic myeloid leukemia and certain forms of non-small cell lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the clinical data for ponatinib, submission, review, and potential approval of the NDA, and timing of other regulatory filings for marketing approvals. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Maria E. Cantor, 617-621-2208
Maria.cantor@ariad.com
or
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Liza Heapes, 617-621-2315
Liza.heapes@ariad.com